EXHIBIT 12.1
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                                                         ASARCO Incorporated


                                     STATEMENT re COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                                      TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED
                                                     SHARE DIVIDEND REQUIREMENTS
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                                                     1995       1994     1993        1992      1991
                                                                  (DOLLARS IN THOUSANDS)
NET EARNINGS (LOSS) . . . . . . . . . . . . . .     $169,153  $64,034   $15,619   $(83,091)  $45,957
  ADJUSTMENTS
    Taxes on Income . . . . . . . . . . . . . .      122,465    9,375  (36,503)    (37,371)    2,199
    Equity Earnings, Net of Taxes . . . . . . .      (1,837) (47,653)  (27,384)     (2,575) (10,393)
    Cumulative Effect of Change in Accounting
      Principle . . . . . . . . . . . . . . . .            -        -  (86,295)      53,964        -
    Dividends received from non-consolidated
      associated companies. . . . . . . . . . .        1,828   14,301     1,676         803    2,078
    Total Fixed Charges . . . . . . . . . . . .       99,516   66,377    64,359      62,200   62,653
    Interest Capitalized  . . . . . . . . . . .      (3,256)    (869)   (4,010)     (7,433) (12,347)
    Capitalized Interest Amortized  . . . . . .        2,949    1,727     1,629       1,825    1,840
    Minority Interest . . . . . . . . . . . . .      129,543      809       693         615      720
EARNINGS (LOSS) . . . . . . . . . . . . . . . .     $520,361 $108,101 $(70,216)   $(11,063)  $92,707
FIXED CHARGES
    Interest Expense  . . . . . . . . . . . . .      $91,954  $62,529   $57,321     $51,230  $46,227
    Interest Capitalized  . . . . . . . . . . .        3,256      869     4,010       7,433   12,347
    Imputed Interest Expense  . . . . . . . . .        4,306    2,979     3,028       3,537    4,079
TOTAL FIXED CHARGES . . . . . . . . . . . . . .      $99,516  $66,377   $64,359     $62,200  $62,653
RATIO OF EARNINGS TO FIXED CHARGES  . . . . . .            5.2      1.6      (1.1)       (0.2)     1.5
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